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Exhibit 10.15

EMPLOYMENT AGREEMENT

by and among

NLASCO, Inc.

and

Gregory Vanek

 EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made as of this 31st day of January, 2007 (the "Effective Date"), by and among NLASCO, Inc., a Delaware corporation ("NLASCO") and Gregory Vanek (the "Executive").

R E C I T A L S

A.
Affordable Residential Communities Inc., a Maryland corporation ("ARC"), and ARC Insurance Holdings Inc., a Delaware corporation ("Buyer"), on the one hand, and C. Clifton Robinson, an individual, C.C. Robinson Property Company, Ltd., a Texas limited partnership, and the Robinson Charitable Remainder Unitrust (each a "Seller" and collectively, "Sellers"), on the other hand, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 6, 2006, pursuant to which Buyer will acquire the outstanding capital stock of NLASCO, and acquire the business of writing consumer property and casualty insurance (the "Business") conducted by NLASCO and its Subsidiaries (defined below).

B.
Buyer is a wholly-owned subsidiary of ARC.

C.
Pursuant to Section 7(a)(xii) of the Stock Purchase Agreement, NLASCO and the Executive desire to enter into an agreement relating to the employment of the Executive by NLASCO, which employment shall commence on the Closing Date under the Stock Purchase Agreement.

D.
The Board of Directors of NLASCO (the "Board") recognizes that the Executive has and can continue to contribute significantly to the growth and success of NLASCO and its Subsidiaries and desires to provide for the employment of the Executive and to encourage the attention and dedication to NLASCO and its Subsidiaries of the Executive as a member of management, in the best interests of NLASCO and its shareholders.

E.
The Executive is willing to commit himself to serve NLASCO on the terms and conditions herein provided.

F.
NLASCO desires to employ the Executive upon the terms hereinafter set forth.

G.
Initially capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Stock Purchase Agreement.

A G R E E M E N T

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, NLASCO and the Executive agree as follows:

        1.    Employment.    NLASCO shall employ the Executive, and the Executive shall accept such employment, on the terms and conditions hereinafter set forth. This Agreement shall become effective on the Effective Date.

        2.    Term.    The period of employment of the Executive by NLASCO hereunder shall commence on the Effective Date, and shall continue in effect through the third anniversary of such date unless further extended as provided in this Section 2 or sooner terminated as provided in Section 7. Commencing on the first anniversary of the Effective Date, and on each successive anniversary thereafter, the contract term of the Executive's employment shall be automatically extended for one (1) additional year unless, not later than the date which is sixty (60) days prior to such anniversary, NLASCO shall have delivered to the Executive or the Executive shall have delivered to NLASCO a written notice that the term of the Executive's employment hereunder will not be extended (the initial term, as it may be so extended, the "Employment Period").

        3.    Position and Duties.    During the Employment Period, the Executive shall serve as the Chief Executive Officer of NLASCO. The Executive's responsibilities and authority shall include such responsibilities and authority as may from time to time be assigned to the Executive by the Board and shall be consistent with the Executive's title, position and stature with NLASCO. The Executive agrees to devote substantially all of his business time and efforts to the performance of his duties for NLASCO.

        4.    Place of Performance.    In connection with the Executive's employment by NLASCO, the Executive shall be based in Waco, Texas, except for required travel on NLASCO's business.

        5.     Compensation and Related Matters.

          (a)    Base Salary.    As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, NLASCO shall pay the Executive a base salary at the rate of $225,000 per annum, which amount may be increased from time to time during the Employment Period by the Board in its sole discretion ("Base Salary"). Base Salary shall be paid in approximately equal installments in accordance with NLASCO's customary payroll practices.

          (b)    Bonuses.    During the Employment Period, the Executive shall be eligible to participate in NLASCO's management incentive bonus plan (or any successor or substitute bonus or incentive plan) and to receive such annual performance bonus (the "Bonus") pursuant to such plan as may be awarded to him by the compensation committee of the Board in its sole discretion.

          (c)    Expenses.    NLASCO shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all travel expenses and all living expenses while traveling on business or at the request of and in the service of NLASCO (or any Subsidiary of NLASCO as contemplated by Section 6 below), provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by NLASCO.

          (d)    Other Benefits.    The Executive shall be entitled to participate in all of the employee compensation, welfare and benefit plans and arrangements (including any vacation policy or program) made available by NLASCO to its similarly situated executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In addition, NLASCO shall promptly reimburse the Executive for his monthly dues to Ridgewood Country Club, grossed up to pay the taxes associated therewith, and a monthly automobile allowance of $ 1200.00 per month for the Employment Period, which amount may be changed from time to time at the discretion of the compensation committee of the Board.

        6.    Offices.    Subject to Sections 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of NLASCO and/or any Subsidiary of NLASCO, as a member of any committee of the board of directors of any of such companies, and/or in one or more executive management positions with any of NLASCO's Subsidiaries or affiliates, provided that the Executive shall be indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of NLASCO or any of its Subsidiaries or any such executive management position, as the case may be.

        7.    Termination.    The Executive's employment hereunder (and the Employment Period) may be terminated as follows:

          (a)    Death.    The Executive's employment hereunder (and the Employment Period) shall terminate upon his death.

          (b)    Disability.    If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of

  Termination (as defined in Section 8 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, NLASCO may terminate the Executive's employment hereunder (and the Employment Period) for "Disability." In the event of any dispute under this paragraph, the Executive agrees to submit to a physical or mental examination by a licensed physician selected by NLASCO and to be bound by NLASCO's decision based on the results thereof.

          (c)    Cause.    NLASCO may terminate the Executive's employment hereunder (and the Employment Period) for Cause. For purposes of this Agreement, NLASCO shall have "Cause" to terminate the Executive's employment arrangement hereunder upon (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with NLASCO (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7(d) hereof) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to NLASCO or its Subsidiaries or affiliates, monetarily or otherwise or (iii) the Executive's conviction of, or entry by the Executive of a guilty or no contest plea to, a felon under any laws of the U.S. or any state thereof. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of NLASCO.

          (d)    Good Reason.    The Executive may terminate his employment hereunder (and the Employment Period) for "Good Reason." "Good Reason" for termination by the Executive of the Executive's employment shall mean:

            (i)    any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8 hereof; for purposes of this Agreement, no such purported termination shall be effective; or

            (ii)   a substantial reduction in Base Salary or in the aggregate opportunity of the Executive to participate in NLASCO's incentive compensation and other employee welfare and benefit plans from that provided to the Executive as of the Effective Date.

          The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that the Executive shall be required to provide a Notice of Termination within ninety (90) days following the occurrence of any event alleged by the Executive to constitute Good Reason for the termination of his employment hereunder. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

          (e)    Without Cause by NLASCO; Without Good Reason by the Executive.    NLASCO may terminate the Executive's employment hereunder (and the Employment Period) at any time without Cause upon thirty (30) days prior written notice to the Executive. The Executive may terminate the Executive's employment (and the Employment Period) voluntarily for any reason or no reason at any time by giving thirty (30) days prior written notice to NLASCO.

        8.     Termination Procedure.

          (a)    Notice of Termination.    Any termination of the Executive's employment by NLASCO or by the Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, if applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (excluding the Executive) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was engaged in the conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

          (b)    Date of Termination.    "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability pursuant to Section 7(b), thirty (30) days after the date of delivery of Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated for Cause pursuant to Section 7(c), the date specified in the Notice of Termination, which shall not be earlier than thirty (30) days after the date of delivery of the Notice of Termination and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days following the date on which such Notice of Termination is delivered) set forth in such Notice of Termination.

        9.    Compensation upon Termination or During Disability.    The Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to the Executive except as expressly set forth in this Section 9, and except for such payments, the Executive hereby irrevocably waives any claim for severance compensation.

          (a)    Disability; Death.    During any period that the Executive fails to perform his duties hereunder as a result of his Disability, the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period and continue as a participant in all compensation and benefit plans in which the Executive was participating pursuant to Sections 5(b) and 5(d) until his employment is terminated pursuant to Section 7(a) or Section 7(b). Following the termination of the Executive's employment due to Disability or death, NLASCO shall:

            (i)    pay to the Executive any accrued but unused vacation pay (the "Unpaid Vacation Amounts");

            (ii)   pay to the Executive an amount equal to the sum of (I) the Executive's then current Base Salary and (II) the Executive's pro rata portion to the Date of Termination of the value of the Executive's bonus for the fiscal year in which the Date of Termination occurs (such sum of (I) and (II), the "Severance Payment"), paid in installments at such times as Executive would normally receive payroll checks as though employed by NLASCO through the severance payment period;

            (iii)  provide for the full vesting of any equity incentive awards then held by the Executive to the extent unvested as of the Date of Termination;

            (iv)  pay to the Executive a pro rata portion to the Date of Termination of the value of the Executive's bonus for the fiscal year in which the Date of Termination occurs under an annual incentive bonus plan adopted by NLASCO (or any successor or substitute bonus plan thereto), calculated by multiplying the award that the Executive would have earned on the last day of such fiscal year, assuming achievement at target level of all performance goals established with respect to such bonus, by a fraction, the numerator of which is the number of days elapsed from the commencement of the fiscal year in which occurs the Date of Termination and the denominator of which is 365 (the "Pro Rata Bonus"); and

            (v)   for a period of one (1) year (the "Benefit Coverage Period") in the case of the Executive's death or Disability, provide the Executive with COBRA benefits for the equivalent medical and dental benefit coverage received by the Executive at the Date of Termination, and NLASCO shall bear the cost of such coverage; provided, however, that, in the case of Disability, benefits otherwise due to the Executive pursuant to this Section 9(a)(v) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Benefit Coverage Period by a subsequent employer ("Health Benefit Coverage").

          (b)    By NLASCO without Cause or by the Executive for Good Reason.    If during the Employment Period the Executive's employment is terminated (x) by NLASCO other than for Cause or Disability or (y) by the Executive for Good Reason, NLASCO shall:

            (i)    Continue to pay and otherwise provide to the Executive, during any notice period (not to exceed thirty (30) days), all compensation, Base Salary and previously accrued but unpaid Bonuses (if any) and shall continue to allow the Executive to participate in any welfare benefit plans in accordance with the terms of such plans;

            (ii)   pay to the Executive the Unpaid Vacation Amounts;

            (iii)  pay to the Executive an amount equal to the greater of (x) the Executive's then current Base Salary for the remainder of the Employment Period then in effect, or (y) the Executive's then current Base Salary for one year;

            (iv)  pay to the Executive the Pro Rata Bonus; and

            (v)   provide the Health Benefit Coverage for the Benefit Coverage Period following the Date of Termination.

          Notwithstanding the foregoing, NLASCO's obligation to provide the Executive the payments and benefits described in this Section 9(b) shall cease as of the date the Executive breaches any of the provisions of Section 11 hereof.

          (c)    Tax Gross-Up.    If any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with the Executive's termination of employment whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments")) will be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), NLASCO shall pay to the Executive an additional amount (the "Gross Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross Up Payment, shall be equal to the Total Payments. The Gross-Up Payment is intended to place the Executive in the same economic position that he would have been in if the Excise Tax did not apply.

          (d)    By NLASCO for Cause or by the Executive other than for Good Reason.    If the Executive's employment shall be terminated by NLASCO for Cause or by the Executive other than for Good Reason, then NLASCO shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and NLASCO shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (e) of this Section 9.

          (e)    Compensation Plans.    Following any termination of the Executive's employment, NLASCO shall pay the Executive all accrued but unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or benefit plan or program of NLASCO, at the time such payments are due, in any event, in accordance with the terms of such plans or programs.

          (f)    Return of Company Property.    Executive agrees that following the termination of his employment for any reason, he shall return all property of NLASCO, its Subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by NLASCO to Executive, if any.

        10.    Mitigation    The Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise. However, the amount of any payment or benefit provided for the Executive hereunder shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to NLASCO or otherwise.

        11.   Confidential Information; Noncompetition; etc.

          (a)   Confidential Information.

            (i)    Acknowledgment.    NLASCO shall provide the Executive with confidential proprietary information of NLASCO and/or ARC ("Confidential Information"), including, without limitation, information regarding: (i) any and all trade secrets concerning NLASCO, ARC, their respective Subsidiaries or any of their respective Businesses, data, know-how, past, current and planned market research, policy forms, policy renewal retention analyses, master data files, agency agreements, customer lists, current and planned marketing and sales methods and processes, current or prior policy applicants, current or prior agents, current and anticipated customer requirements, underwriting guidelines, claims reports, claims management strategies, price lists, market studies, business plans, proprietary computer software and programs (including object code and source code), proprietary computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, discoveries, concepts, ideas, designs, methods and information) and any other information, whether or not documented in any manner, relating to NLASCO, ARC, their respective Subsidiaries or any of their respective Businesses that is a trade secret within the meaning of applicable trade secret law; (ii) any and all information concerning NLASCO, ARC, their respective Subsidiaries or any of their respective the Businesses (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training, and sales or marketing techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for any Seller containing or based, in whole or in part, on any information included in the foregoing.

            (ii)   Agreement Regarding Confidential Information.    The Executive acknowledges and agrees that all Confidential Information known or obtained by him, whether before or after the date hereof, is the property of NLASCO, ARC or Buyer (as applicable). Therefore, the Executive agrees that he shall not, at any time, directly or indirectly, disclose to any unauthorized individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi-governmental authority of any nature, or other entity or use for its own account in violation of this Section 11(a)(ii) or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, without NLASCO's, ARC's or Buyer's (as applicable) prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Executive's fault or the fault of any other Person bound by a duty of confidentiality to NLASCO, ARC or the Buyer. If the Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then the Executive will give NLASCO, ARC or Buyer (as applicable) prompt notice to that effect, and will cooperate with such party if such party seeks to obtain a protective order concerning the Confidential Information. The Executive will disclose only such Confidential Information as its counsel shall advise is legally required. The Executive shall deliver to NLASCO, ARC or Buyer, at any time as such parties may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies), relating to NLASCO, ARC, their respective its Subsidiaries or any of their respective Businesses and any other Confidential Information that the Executive may then possess or have under its control.

          (b)    Non-Competition.    In exchange for NLASCO's, ARC's and Buyer's agreement to provide Confidential Information to the Executive, during the Employment Period and for a period of two years after the Executive's termination, the Executive shall not:

            (i)    directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend such Seller's credit to, or render services or advice to, any business whose products, services or activities compete with the products, services or activities of the Businesses of NLASCO, ARC or any of their respective Subsidiaries, within any state in the United States, at the time of the Executive's termination, and the Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope; or

            (ii)   directly or indirectly, either for himself or itself or any other Person, (A) induce or attempt to induce any employee of NLASCO, ARC or Buyer or any of their respective Subsidiaries to leave the employ of NLASCO, ARC or Buyer or any of their respective Subsidiaries, (B) in any way interfere with the relationship between NLASCO, ARC or Buyer or any of their respective Subsidiaries and any of their respective employees, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of NLASCO, ARC or Buyer or any of their respective Subsidiaries other than former employees of NLASCO whose employment was terminated by Buyer, or (D) induce or attempt to induce any customer, supplier, licensee, producer, independent agent or business relation of NLASCO, ARC or Buyer or any of their respective Subsidiaries to cease doing business with NLASCO, ARC or Buyer or any of their respective Subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, producer, independent agent or business relation of NLASCO, ARC or Buyer or any of their respective Subsidiaries.

          (c)    Nondisparagement.    The Executive shall not, directly or indirectly, at any time during the Employment Period and for a period of two years after the Executive's termination, publicly disparage the respective shareholders, directors, officers, employees, producers or agents of NLASCO, ARC or Buyer or any of their respective Subsidiaries with the intent to harm any of the foregoing.

          (d)    Injunctive Relief.    The Executive agrees that any breach or threatened breach of subsections (a), (b) and (c) of this Section 11 would result in irreparable injury and damage to ARC, NLASCO and their respective Subsidiaries and affiliates for which ARC, NLASCO and their respective Subsidiaries and affiliates would have no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, NLASCO and/or ARC (as applicable) shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent NLASCO or ARC (as applicable) from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The parties hereto further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

        12.   Successors; Notice.

          (a)    Company's Successors.    NLASCO will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NLASCO to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NLASCO would be required to perform it if no such succession had taken place. Failure of NLASCO to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from NLASCO in the same amount and on the same terms as he would be entitled to hereunder if NLASCO had terminated his employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (b)    Executive's Successors.    This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate. The services to be performed by the Executive hereunder are specific to the Executive and may not be assigned by the Executive.

          (c)    Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

  If to NLASCO:

  Affordable Residential Communities
  7887 East Belleview Avenue, Suite 200
  Englewood, CO 80111
  Attn: Scott L. Gesell
  T: (303) 383-7506
  E: scottg@aboutarc.com

  Copy to (which shall not constitute notice):

  Haynes and Boone, LLP
  901 Main Street, Suite 3100
  Dallas, Texas 75202
  Attn: Michael M. Boone
  T: (214) 651-5552
  E: michael.boone@haynesboone.com

  If to ARC:

  Affordable Residential Communities
  7887 East Belleview Avenue, Suite 200
  Englewood, CO 80111
  Attn: Larry D. Willard
  T: (303) 383-7547
  E: larry.willard@aboutarc.com

  Copy to (which shall not constitute notice):

  Affordable Residential Communities
  7887 East Belleview Avenue, Suite 200
  Englewood, CO 80111
  Attn: Scott L. Gesell
  T: (303) 383-7506
  E: scottg@aboutarc.com

  Copy to (which shall not constitute notice):

  Haynes and Boone, LLP
  901 Main Street, Suite 3100
  Dallas, Texas 75202
  Attn: Michael M. Boone
  T: (214) 651-5552
  E: michael.boone@haynesboone.com

  If to the Executive:

  Gregory Vanek
  3030 Bosque Ridge
  Crawford, Texas 76638
  T: (254) 756-5531 ext. 201
  F: (254) 399-0765

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        13.    Miscellaneous.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of NLASCO as may be specifically designated by its Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to NLASCO. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections. The obligations of NLASCO and the Executive under this Section 13 and Sections 8, 9, 10, 11 and 12 hereof shall survive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of NLASCO.

        14.    Withholding.    Any amounts payable or property transferred pursuant to this Agreement shall be subject to applicable tax withholding, and NLASCO may require a cash payment with respect to such obligations as a condition of any such payment or transfer of property.

        15.    Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        16.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        17.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

* * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

NLASCO, Inc.
By:	/s/ C. CLIFTON ROBINSON C. Clifton Robinson Chief Executive Officer
/s/ GREGORY VANEK Gregory Vanek

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  Exhibit 10.15
EMPLOYMENT AGREEMENT by and among NLASCO, Inc. and Gregory Vanek
EMPLOYMENT AGREEMENT
R E C I T A L S
A G R E E M E N T